Exhibit (c)(ii)

 Project Home Discussion Materials  Independent Transaction Committee  09.11.2025  Confidential – Preliminary Draft – 09.11.25 – Subject to Change

 Disclaimer  3  Confidential – Preliminary Draft – 09.11.25 – Subject to Change  This presentation is provided solely to the Independent Committee of the Board of Directors (the “Committee”) of Project Home (the “Company”) by GuideCap Partners, LLC (“GuideCap”), in connection with the Company’s contemplation of a potential transaction. No part of them may be reproduced, distributed, quoted, or transmitted without the prior written consent of GuideCap.  These materials were prepared in connection with an actual corporate engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with GuideCap. No other person or entity is entitled to rely on the materials, and GuideCap expressly disclaims any liability to any such person.  The materials are for discussion purposes only and are subject to further review and modification. Because these materials were prepared for use in a presentation to the Committee, they are incomplete without reference to, and should be reviewed only in conjunction with, the oral briefings and supplemental information provided by GuideCap. GuideCap makes no representation as to the completeness or accuracy of the materials if reviewed without the accompanying oral presentation. These materials should not be reviewed in isolation; reliance on portions of the analysis without full context may result in a misleading or incomplete understanding. The analyses contained herein involve complex methodologies and the application of professional judgment. The analysis herein is based on current market conditions, which are subject to change, and GuideCap assumes no obligation to update or revise these materials.  The information contained herein was obtained from the Company and/or publicly available sources. GuideCap has relied upon such information without independent verification and does not assume any liability for its accuracy or completeness. Any estimates, projections, or other forward-looking information have been prepared by the Company and are assumed to reflect the best currently available estimates and judgment of Company management. Actual results may vary materially. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information.  GuideCap’s role is limited to providing financial analysis and related advice to the Committee and does not include evaluating strategic alternatives, negotiating transaction terms, assessing the business rationale for the Transaction, or recommending a price per share. These materials do not constitute legal, tax, accounting, regulatory, or investment advice and should not be relied upon as such. GuideCap is acting solely as financial advisor to the Committee and is not acting as agent or fiduciary of the Company, the Committee, or any other party.  GuideCap has not conducted any physical inspection of assets or facilities of the Company or any other party, nor has it performed or obtained independent appraisals or valuations. Any due diligence performed was for GuideCap’s own use in forming its analyses and was not conducted on behalf of the Committee or the Company. These materials do not constitute an independent valuation, solvency opinion, or fairness opinion unless specifically stated otherwise in a separately delivered document.  No portion of GuideCap’s compensation is contingent upon the conclusions reached or the outcome of the transaction under consideration. The financial arrangements between GuideCap and the Company have been reviewed and approved by the Committee.  Notwithstanding any other provision, the Company and its representatives may disclose, without limitation, the U.S. federal income tax treatment and structure of the transaction and any related materials provided by GuideCap, subject to compliance with applicable securities laws. These materials do not form part of an offer to sell or a solicitation to buy any securities or assets, nor do they constitute a recommendation to enter into any transaction.

 Table of Contents  Executive Summary  Preliminary Analyses  Financial Statements  Other Analyses  3  Confidential – Preliminary Draft – 09.11.25 – Subject to Change

 4  I. Executive Summary

 Confidential – Preliminary Draft – 09.11.25 – Subject to Change  I. Executive Summary  Transaction  We understand that Project Home (the “Company”) is contemplating a transaction (the “Transaction”) that will result in:  A reverse stock split to be followed by a reciprocal forward stock split of the common stock that will result in fractional shares.  A subsequent cash-out of fractional shares which will reduce the number of stockholders.  An expected stockholder count of less than 300, which will allow the Company cease being a public reporting company, and terminate its registration obligations under the Exchange Act of 1934, as amended.  Other information  GuideCap has been retained on behalf of, and will report solely to, the Independent Transaction Committee (the “Committee”).  We understand that the terms and structure of the Transaction have not yet been determined.  GuideCap’s role  The Committee has requested that GuideCap:  Provide financial analyses to assist the Committee in evaluating pricing alternatives for the Transaction; provided however, GuideCap will not determine or recommend the price per share, and all negotiation and pricing decisions shall be made solely by the Committee.  Render an opinion (the “Opinion”) as to whether the price per share consideration is fair from a financial point of view, to the cashed-out  unaffiliated shareholders.  The Opinion will not address the business rationale, strategic merits, or the Company’s decision to pursue the Transaction, or any other non-financial considerations.  5  (a) This Executive Summary is abbreviated and is subject to the full terms as detailed in the letter of engagement dated July 16, 2025.

 6  II. Preliminary Analyses

 Public Companies  LTM EBITDA  Implied Price Per Share  $4.88 $5.07  11.7x to 12.2x  2026p EBITDA  10.6x to 11.7x  $5.87 $6.43  Transaction Multiples  LTM EBITDA  12.1x to 12.6x  $5.03 $5.22  Discounted Cash Flow  Sensitivity Range  $4.70 $5.97  Reference  52 Week Range  10-60 VWAP Range  $4.62 $7.75  $6.33 $6.48  II. Preliminary Analyses: Summary  7  Confidential – Preliminary Draft – 09.11.25 – Subject to Change  All values are reference ranges and no weight is assigned to any methodology.  EBITDA values throughout this report are adjusted to exclude stock compensation expense.  Company LTM EBITDA is trailing twelve months ending 7/31/2025.  Fully diluted shares provided by the Company. Diluted shares calculated using the treasury stock method, assuming proceeds from option exercises are used to repurchase shares.

 II. Preliminary Analyses: Summary  7  Confidential – Preliminary Draft – 09.11.25 – Subject to Change  Enterprise Value is defined as market capitalization plus net long-term debt, including finance lease debt.  Historic financials and projections were provided by management.  2026p EBITDA is for the calendar year ending 12/31/2026.  Cash balance as of 7/31/25.  (In thousands, except shares)  Public Companies  LTM EBITDA  Public Companies  2026p EBITDA  Transaction Multiples  LTM EBITDA  Discounted Cash Flow  Sensitivity Range  Metric Utilized  $16,607  $16,607  $22,451  $22,451  $16,607  $16,607  Selected Multiples  11.7x  12.2x  10.6x  11.7x  12.1x  12.6x  Implied Enterprise Value  $194,298  $202,601  $237,977  $262,672  $200,941  $209,244  $186,375  $242,426  Cash  $20,294  $20,294  $20,294  $20,294  $20,294  $20,294  $20,294  $20,294  Debt  $0  $0  $0  $0  $0  $0  $0  $0  Implied Equity Value Range  $214,592  $222,895  $258,271  $282,966  $221,235  $229,538  $206,669  $262,720  Shares Outstanding  44,001  44,001  44,001  44,001  44,001  44,001  44,001  44,001  Implied Equity Value Per Share  $4.88  to  $5.07  $5.87  to  $6.43  $5.03  to  $5.22  $4.70  to  $5.97

 II. Preliminary Analyses: Price Scenarios  (b) Per share values are the average of the method range.  9  Confidential – Preliminary Draft – 09.11.25 – Subject to Change  (a) Price scenarios are hypothetical and for discussion only.  Valuation Methods  Range  Premiums over Valuation Methods  Average  $6.00  $6.25  $6.50  $6.75  $7.00  $7.25  Public Companies LTM EBITDA  $4.97  21%  26%  31%  36%  41%  46%  Public Companies 2026p EBITDA  $6.15  -2%  2%  6%  10%  14%  18%  Transaction Multiples LTM EBITDA  $5.12  17%  22%  27%  32%  37%  42%  Discounted Cash Flow  $5.33  12%  17%  22%  27%  31%  36%  Historic Share Prices  Price  Premiums over Historic Share Prices  $6.00  $6.25  $6.50  $6.75  $7.00  $7.25  Recent Price  $6.21  -3%  1%  5%  9%  13%  17%  52 Week High  $7.75  -23%  -19%  -16%  -13%  -10%  -6%  52 Week Low  $4.62  30%  35%  41%  46%  52%  57%  10 Day VWAP  $6.33  -5%  -1%  3%  7%  11%  15%  30 Day VWAP  $6.32  -5%  -1%  3%  7%  11%  15%  60 Day VWAP  $6.48  -7%  -4%  0%  4%  8%  12%  90 Day WVAP  $6.28  -5%  -1%  3%  7%  11%  15%

 II. Preliminary Analyses: Historic Comparison  (a) Summary values reflect the average of the method range.  10  Confidential – Preliminary Draft – 09.11.25 – Subject to Change  Valuation Methods Price per Share  Company Historic Price per Share

 II. Preliminary Analyses: Historic Comparison  Valuation Methods EV/EBITDA  (a) Summary values reflect the average of the method range.  10  Confidential – Preliminary Draft – 09.11.25 – Subject to Change  Company Historic EV/EBITDA

II. Preliminary Analyses: Public Companies

			Capitalization			Financial Results			Enterprise Value to		
	Price	Shares	Market	Plus	Enterprise	LTM	LTM	2026p	LTM	LTM	2026p
(in thousands)	9/10/25		Cap.	Net Debt	Value	Rev.	EBITDA	EBITDA	Revenue	EBITDA	EBITDA
Floor & Decor Holdings, Inc.	86.81	108,381	9,408,555	19,548	9,428,103	4,600,232	532,580	588,381	2.0x	17.7x	16.0x
Home Depot, Inc.	415.34	994,000	412,847,960	49,513,000	462,360,960	165,054,000	26,111,000	26,725,118	2.8x	17.7x	17.3x
Lowes Companies Inc.	269.03	560,000	150,656,800	29,467,000	180,123,800	83,612,000	12,585,000	13,115,210	2.2x	14.3x	13.7x
Arhaus, Inc.	11.17	141,127	1,576,387	(181,560)	1,394,827	1,335,951	142,370	158,471	1.0x	9.8x	8.8x
Ethan Allen Interiors Inc.	29.35	25,634	752,358	(136,219)	616,139	614,649	79,381	78,950	1.0x	7.8x	7.8x
RH	232.98	19,913	4,639,385	3,146,617	7,786,002	3,267,745	504,450	817,869	2.4x	15.4x	9.5x
Williams Sonoma Inc.	202.64	124,163	25,160,390	(985,823)	24,174,567	7,829,759	1,784,758	1,698,127	3.1x	13.5x	14.2x
Low			752,358		616,139	614,649	79,381	78,950	1.0x	7.8x	7.8x
High			412,847,960		462,360,960	165,054,000	26,111,000	26,725,118	3.1x	17.7x	17.3x
Mean			86,434,548		97,983,485	38,044,905	5,962,791	6,168,875	2.1x	13.8x	12.5x
Median			9,408,555		9,428,103	4,600,232	532,580	817,869	2.2x	14.3x	13.7x
								Selected Low		11.7x	10.6x
								Selected High		12.2x	11.7x

(a) For company selection criterion see IV.Other Analyses: Public Company Evaluation.
(b) Selected multiples include adjustments for performance differences, see IV. Other Analyses: Benchmarking.
(c) Source: Public filings, press releases, Tagnifi, CapitalIQ.
(d) Company LTM represents the last twelve months as of 7/31/25.
(e) 2025p and 2026p are projections for the calendar year ending 12/31/25 and 12/31/26; 3Yr p are projections for the calendar year ending 12/31/27.

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II. Preliminary Analyses: Public Companies

	Revenue Growth			Margins			Debt		Working Capital (WC)		Other Metrics			Returns	
	2024	2025p	3Yr p	LTM	LTM	2025p	Debt/	Debt/	WC	Current	CAPEX	SG&A	Net PPE	LTM	LTM
(in thousands)	23-24	24-25	CAGR	GM	EBITDA	EBITDA	Equity	MVIC	% Rev	Ratio	% Rev.	% Rev.	% Assets	ROE	ROA
Floor & Decor Holdings, Inc.	0.9%	5.5%	8.1%	44%	12%	12%	2%	2%	7%	1.3	10%	0%	34%	9.7%	4.1%
Home Depot, Inc.	4.5%	2.9%	3.9%	33%	16%	15%	13%	11%	3%	1.1	2%	0%	27%	194.0%	14.9%
Lowes Companies Inc.	-3.1%	1.6%	3.5%	33%	15%	15%	23%	19%	1%	1.0	2%	0%	38%	-54.4%	15.0%
Arhaus, Inc.	-1.3%	6.4%	7.1%	39%	11%	11%	3%	3%	11%	1.3	8%	0%	23%	20.5%	5.7%
Ethan Allen Interiors Inc.	-4.9%	0.1%	NA	61%	13%	12%	0%	0%	26%	2.0	2%	0%	29%	10.7%	7.0%
RH	5.0%	10.8%	10.0%	45%	15%	22%	69%	41%	11%	1.4	7%	0%	41%	-42.0%	1.9%
Williams Sonoma Inc.	-0.5%	1.5%	3.0%	46%	23%	21%	0%	0%	11%	1.5	3%	0%	20%	50.7%	21.4%
Low	-4.9%	0.1%	3.0%	33%	11%	11%	0%	0%	1%	1.0	2%	0%	20%	-54.4%	1.9%
High	5.0%	10.8%	10.0%	61%	23%	22%	69%	41%	26%	2.0	10%	0%	41%	194.0%	21.4%
Mean	0.1%	4.1%	5.9%	43%	15%	15%	16%	11%	10%	1.4	5%	0%	30%	27.0%	10.0%
Median	-0.5%	2.9%	5.5%	44%	15%	15%	3%	3%	11%	1.3	3%	0%	29%	10.7%	7.0%

(a) See footnotes on the prior page.

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II. Preliminary Analyses: Transaction Multiples

Acquiror (in thousands)	Target	Target Sector	Closed	Transaction Enterprise Value	Financial Results LTM Revenue	LTM EBITDA	EBITDA Margin	Enterprise Value to LTM Revenue	LTM EBITDA
Lowes Companies Inc	Foundation Building Materials	Building Materials Distribution	Pending	$8,800,000	$6,500,000	$635,000	10%	1.4x	13.9x
SRS Distribution, Inc.	GMS Inc.	Building Materials Distribution	Pending	5,720,920	5,315,700	456,800	9%	1.1x	12.5x
James Hardie Industries	Azek Co Inc.	Home Furn. & Fixtures	2025-07-01	8,553,250	1,486,430	359,440	24%	5.8x	23.8x
QXO, Inc.	Beacon Roofing Supply Inc	Building Materials Distribution	2025-04-29	10,662,700	9,763,200	867,200	9%	1.1x	12.3x
Home Depot, Inc.	SRS Distribution, Inc.	Building Materials Distribution	2024-06-18	17,867,000	10,000,000	1,100,000	11%	1.8x	16.2x
Owens Corning	Masonite International Corp	Building Materials Distribution	2024-05-15	3,900,000	2,830,700	401,800	14%	1.4x	9.7x
Breedon Group Plc	BMC Enterprises Inc.	Building Materials Distribution	2024-03-07	300,000	178,900	35,500	20%	1.7x	8.5x
Miter Brands	PGT Innovations, Inc.	Doors & Windows	2024-03-28	3,075,950	1,504,200	260,900	17%	2.0x	11.8x
Summit Materials, Inc.	Argos Usa	Building Materials Distribution	2024-01-12	3,200,000	1,700,000	315,000	19%	1.9x	10.2x
Masonite International	Fleetwood Aluminum Products	Doors & Windows	2023-10-19	285,000	150,000	40,710	27%	1.9x	7.0x
			Low	285,000	150,000	35,500	9%	1.1x	7.0x
			High	17,867,000	10,000,000	1,100,000	27%	5.8x	23.8x
			Mean	6,236,482	3,942,913	447,235	16%	2.0x	12.6x
			Median	4,810,460	2,265,350	380,620	16%	1.8x	12.1x

(a) No relevant Home Improvement Retail transactions were found, thus the search was expanded to Furniture Retail and Building Materials. Companies were included based on the following: Transactions occurring in the past two years with transaction values greater than $200 million where transaction multiples were available.

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14

 II. Preliminary Analyses: Discounted Cash Flow  Projections provided by management.  Net working capital requirements determined by GuideCap based on historic averages.  Long-term growth rate: Projected long-term GDP based on the Federal Reserve’s 6/18/25 projection of 1.8% real GDP growth plus 2.0% inflation target.  Cash flows are discounted using the midpoint convention.  For the year ending December 31  (in thousands)  8/1/2025  to 12/31/25  2026  2027  2028  2029  Terminal  Year  Revenue  $140,059  $362,476  $380,788  $401,677  $424,715  $424,715  Adjusted EBITDA  5,851  22,451  28,467  35,565  43,600  43,600  Margin %  4.2%  6.2%  7.5%  8.9%  10.3%  10.3%  Depreciation & amortization  6,333  13,493  12,596  12,208  12,754  12,754   850 2,142 2,642 3,292 3,292 3,292   (1,332) 6,815 13,229 20,066 27,555 27,555   (235) 1,942 3,770 5,719 7,853 7,853   (1,097)  6,333  850  491  4,873  13,493  2,142  (1,916)  9,459  12,596  2,642  (1,765)  14,347  12,208  3,292  (2,038)  19,702  12,754  3,292  (2,238)  19,702  12,754  3,292  (2,238)   (4,581) (12,624) (13,003) (13,393) (13,795) (13,257)  $1,996 $5,968 $9,928 $14,416 $19,714  Stock based compensation Earnings before interest & taxes Cash income taxes  Debt-free earnings after-tax Depreciation & amortization Stock based compensation  Decrease (Inc) in net working capital Capital expenditures  Unlevered free cash flow (future value) Long-term growth rate  Terminal value, undiscounted  $20,252  3.8%  $241,627  Present Value  Interim Cash Flows Terminal Value Enterprise Value Plus Cash  Equity Value  $37,882  $152,338  $190,220  $20,294  $210,514  Equity Value Sensitivity Analysis Long-Term Growth  3.6% 3.8% 4.0%  11.50%  12.00%  12.50%  13.00%  13.50%  232,473  218,866  206,804  196,039  186,375  237,320  223,091  210,514  199,318  189,291  242,426  227,528  214,399  202,743  192,329  Assumptions Discount rate  Long-term growth rate Tax rate  12.50%  3.8%  28.5%  Cost of Capital  (e) The terminal value was calculated using the Constant Growth Formula (Gordon Growth Model). It assumes cash flows grow at a constant rate in perpetuity. Formula: Terminal Value = FCF₁ × (1 + g) / (r - g), where FCF₁ is free cash flow in the final forecast year, g is the perpetual growth rate, and r is the discount rate. The formula calculates the present value of all future cash flows from year n+1 to infinity under constant growth assumptions.  15  Confidential – Preliminary Draft – 09.11.25 – Subject to Change

 II. Preliminary Analyses: Cost of Capital  (i)  Industry capital structure is shown for reference only. The Public Companies had wide variations in ratios and 10% percent was selected for illustrative purposes.  16  Confidential – Preliminary Draft – 09.11.25 – Subject to Change  Risk free rate: The spot 20-year Treasury Yield as of 8/20/25.  Equity risk premium: Kroll Equity Risk Premium (Supply Side) as of 12/31/24.  Project Home five-year beta.  Size premium: Kroll size premium for decile 10w. Implied market capitalization range of $221 to $304 million, as of 12/31/24.  Pre-tax cost of debt: Moody's Seasoned Baa Corporate Bond Yield as of 8/29/25.  Expected future tax rate, provided by Company management.  Capital structure: Company capital structure is the current structure. Industry is the hypothetical capital structure based on peer ratios.  Debt: Long-term interest-bearing debt including capital leases divided by market equity.  Capital Asset Pricing Model  Cost of equity capital  Risk-free rate  4.86%  Equity risk premium  Multiplied by relevered beta  Plus: Adjusted equity risk premium  6.26%  0.85x  5.32%  Plus: Size premium  2.18%  Plus: Company specific premium   0.00%  Total equity rate  12.36%  Cost of debt capital Pre-tax cost of debt  6.03%  Tax rate   28.50%  After-tax debt rate  4.31%  Reference  Capital structure   Company   Industry   Equity / invested capital  100.00%  90.00%  Debt / invested capital  0.00%  10.00%  Total invested capital  100.00%  100.00%  Weighted average cost of capital (WACC)  12.36%  11.56%  Selected (Rounded)  12.50%  11.50%

 17  III. Financial Statements

III. Income Statement

Income Statements							LTM			Projected		
For the year ending December 31 (in thousands)	2019	2020	2021	2022	2023	2024	Jul-25	2025	2026	2027	2028	2029
Total revenue	340,366	325,057	370,700	394,702	377,146	347,071	338,811	343,613	362,476	380,788	401,677	424,715
Total cost of goods sold	104,233	103,534	117,570	135,765	134,085	119,197	118,646	121,143	128,088	133,809	140,490	147,500
Total gross profit	236,133	221,524	253,131	258,937	243,061	227,874	220,165	222,470	234,388	246,979	261,187	277,216
Total operating expenses	237,263	215,149	232,520	236,328	226,904	224,357	221,074	224,477	227,573	233,750	241,121	249,661
Operating income	(1,130)	6,375	20,611	22,609	16,157	3,517	(909)	(2,007)	6,815	13,229	20,066	27,555
Interest expense	3,801	1,874	656	1,579	2,164	275	15	103	100	100	100	100
Pretax Income/(loss)	(4,931)	4,501	19,954	21,031	13,993	3,242	(924)	(2,110)	6,715	13,129	19,966	27,455
Income tax expense	(613)	(1,529)	5,180	5,327	3,923	921	(234)	(443)	1,947	3,742	5,630	7,687
Net income	(4,319)	6,030	14,774	15,704	10,070	2,321	(690)	(1,667)	4,768	9,387	14,335	19,767
EBITDA calculation												
Operating income	(1,130)	6,375	20,611	22,609	16,157	3,517	(909)	(2,007)	6,815	13,229	20,066	27,555
Plus: Depreciation	33,116	31,336	27,379	25,142	21,229	17,759	16,172	15,610	13,493	12,596	12,208	12,754
Plus: Stock based comp.	2,645	2,242	2,266	1,832	1,392	1,338	1,345	1,642	2,142	2,642	3,292	3,292
Plus: Non-recurring items								170				
Adjusted EBITDA	34,631	39,952	50,256	49,583	38,779	22,614	16,607	15,415	22,451	28,467	35,565	43,600

(a) Financials and projections provided by management.

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III. Income Statement: Common Size

Income Statements							LTM			Projected		
For the year ending December 31	2019	2020	2021	2022	2023	2024	Jul-25	2025	2026	2027	2028	2029
(Common Size)												
Total revenue	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Total cost of goods sold	31%	32%	32%	34%	36%	34%	35%	35%	35%	35%	35%	35%
Total gross profit	69%	68%	68%	66%	64%	66%	65%	65%	65%	65%	65%	65%
Total operating expenses	70%	66%	63%	60%	60%	65%	65%	65%	63%	61%	60%	59%
Operating income	0%	2%	6%	6%	4%	1%	0%	-1%	2%	3%	5%	6%
Interest expense	1%	1%	0%	0%	1%	0%	0%	0%	0%	0%	0%	0%
Pretax Income/(loss)	-1%	1%	5%	5%	4%	1%	0%	-1%	2%	3%	5%	6%
Income tax expense	0%	0%	1%	1%	1%	0%	0%	0%	1%	1%	1%	2%
Net income	-1%	2%	4%	4%	3%	1%	0%	0%	1%	2%	4%	5%
EBITDA calculation												
Operating income	0%	2%	6%	6%	4%	1%	0%	-1%	2%	3%	5%	6%
Plus: Depreciation	10%	10%	7%	6%	6%	5%	5%	5%	4%	3%	3%	3%
Plus: Stock based comp.	1%	1%	1%	0%	0%	0%	0%	0%	1%	1%	1%	1%
Plus: Non-recurring items	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
Adjusted EBITDA	10%	12%	14%	13%	10%	7%	5%	4%	6%	7%	9%	10%

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III. Income Statement: Growth Rates

Income Statements For the year ending December 31 (Growth Rates)	2020	2021	2022	2023	2024	2025	2026	Projected 2027	2028	2029
Total revenue	-4%	14.0%	6.5%	-4.4%	-8.0%	-1.0%	5.5%	5.1%	5.5%	5.7%
Total cost of goods sold	-1%	13.6%	15.5%	-1.2%	-11.1%	1.6%	5.7%	4.5%	5.0%	5.0%
Total gross profit	-6%	14.3%	2.3%	-6.1%	-6.2%	-2.4%	5.4%	5.4%	5.8%	6.1%
Total operating expenses	-9%	8.1%	1.6%	-4.0%	-1.1%	0.1%	1.4%	2.7%	3.2%	3.5%
Operating income	NM	NM	9.7%	-28.5%	-78.2%	-157.1%	NM	94.1%	51.7%	37.3%
Interest expense	-51%	-65.0%	140.6%	37.1%	-87.3%	-62.5%	-2.9%	0.0%	0.0%	0.0%
Pretax Income/(loss)	191%	NM	5.4%	-33.5%	-76.8%	-165.1%	NM	95.5%	52.1%	37.5%
Income tax expense	-150%	NM	2.8%	-26.3%	-76.5%	-148.1%	NM	92.1%	50.5%	36.5%
Net income	NM	145.0%	6.3%	-35.9%	-76.9%	-171.8%	NM	96.9%	52.7%	37.9%
EBITDA calculation										
Operating income	NM	NM	9.7%	-28.5%	-78.2%	-157.1%	NM	94.1%	51.7%	37.3%
Plus: Depreciation	-5%	-12.6%	-8.2%	-15.6%	-16.3%	-12.1%	-13.6%	-6.6%	-3.1%	4.5%
Plus: Stock based comp.	-15%	1.1%	-19.2%	-24.0%	-3.9%	22.7%	30.4%	23.3%	24.6%	0.0%
Plus: Non-recurring items	NM	NM	NM	NM	NM	NM	-100.0%	NM	NM	NM
Adjusted EBITDA	15%	25.8%	-1.3%	-21.8%	-41.7%	-31.8%	45.6%	26.8%	24.9%	22.6%

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III. Balance Sheets

Balance Sheets For the year ending December 31 (in thousands)	2019	2020	2021	2022	2023	2024	7/31/25
Assets							
Cash	9,919	10,272	10,013	7,759	8,620	20,957	20,294
Accounts receivable	3,370	2,975	3,202	3,411	2,882	3,085	3,708
Inventory	97,620	74,296	97,175	120,952	93,679	86,267	85,417
Income tax receivable	3,090	8,116	6,923	3,859	129	850	1,543
Other current assets	8,180	8,995	9,769	10,422	9,248	8,663	7,744
Total current assets	122,179	104,654	127,082	146,403	114,558	119,822	118,706
Property, plant and equip, net	130,461	99,035	82,285	71,095	64,317	59,733	58,511
Right of use asset	137,737	132,374	123,101	118,501	129,092	132,861	130,006
Deferred tax assets	7,196	5,341	6,953	6,536	5,256	4,890	4,553
Other assets	2,241	1,286	1,337	3,287	3,449	2,297	1,803
Net fixed assets	277,635	238,036	213,676	199,419	202,114	199,781	194,874
Total assets	399,814	342,690	340,758	345,822	316,672	319,603	313,580
Liabilities & equity							
Accounts payable	18,181	15,382	30,884	23,506	23,345	23,808	19,383
Income tax payable	87	93	390	3	1,135	62	(13)
Current portion of lease liability	26,993	27,223	28,190	27,866	27,265	28,880	29,792
Other accrued liabilities	24,589	34,106	38,248	31,916	27,000	25,644	27,054
Total current liabilities	69,850	76,804	97,712	83,291	78,745	78,394	76,217
Long-term debt, net	63,000	-	5,000	45,400	-	-	-
Long-term lease liability, net	131,451	122,678	110,262	103,353	112,697	113,700	109,450
Other long-term liabilities	4,614	4,146	5,560	5,009	5,543	4,597	5,067
Total long-term liabilities	199,065	126,824	120,822	153,762	118,240	118,297	114,517
Total liabilities	268,915	203,628	218,534	237,053	196,985	196,691	190,733
Owners' equity	130,899	139,062	122,224	108,769	119,687	122,912	122,847
Total liabilities & equity	399,814	342,690	340,758	345,822	316,672	319,603	313,580

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III. Balance Sheets: Common Size

Balance Sheets For the year ending December 31 (Common size)	2019	2020	2021	2022	2023	2024	7/31/25
Assets							
Cash	2%	3%	3%	2%	3%	7%	6%
Accounts receivable	1%	1%	1%	1%	1%	1%	1%
Inventory	24%	22%	29%	35%	30%	27%	27%
Income tax receivable	1%	2%	2%	1%	0%	0%	0%
Other current assets	2%	3%	3%	3%	3%	3%	2%
Total current assets	31%	31%	37%	42%	36%	37%	38%
Property, plant and equip, net	33%	29%	24%	21%	20%	19%	19%
Right of use asset	34%	39%	36%	34%	41%	42%	41%
Deferred tax assets	2%	2%	2%	2%	2%	2%	1%
Other assets	1%	0%	0%	1%	1%	1%	1%
Net fixed assets	69%	69%	63%	58%	64%	63%	62%
Total assets	100%	100%	100%	100%	100%	100%	100%
Liabilities & equity							
Accounts payable	5%	4%	9%	7%	7%	7%	6%
Income tax payable	0%	0%	0%	0%	0%	0%	0%
Current portion of lease liability	7%	8%	8%	8%	9%	9%	10%
Other accrued liabilities	6%	10%	11%	9%	9%	8%	9%
Total current liabilities	17%	22%	29%	24%	25%	25%	24%
Long-term debt, net	16%	0%	1%	13%	0%	0%	0%
Long-term lease liability, net	33%	36%	32%	30%	36%	36%	35%
Other long-term liabilities	1%	1%	2%	1%	2%	1%	2%
Total long-term liabilities	50%	37%	35%	44%	37%	37%	37%
Total liabilities	67%	59%	64%	69%	62%	62%	61%
Owners' equity	33%	41%	36%	31%	38%	38%	39%
Total liabilities & equity	100%	100%	100%	100%	100%	100%	100%

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 23  IV. Other Analyses

IV. Public Company Evaluation

		LTM Margins				Historic Revenue Growth		Historic EBITDA Growth		Projected Revenue Growth		Projected EBITDA Growth	
	Enterprise Value ($M)	Gross Margin	EBITDA Margin	Net Income Margin	CapEx/ Revenue	1yr '23-24	5yr CAGR '19-24	1yr '23-24	5yr CAGR '19-24	1yr '24-25	3yr CAGR '24-27	1yr '24-25	3yr CAGR '24-27
Project Home	$250 +/-	65.0%	4.9%	-0.2%	4.4%	-8.0%	2.0%	-41.7%	-34.7%	-1.0%	3.1%	-31.8%	8.0%
Home Improvements	$175,300,400	33.4%	14.8%	8.2%	2.5%	0.9%	4.8%	-6.6%	5.0%	2.9%	3.9%	-0.1%	3.9%
Furniture	$4,492,343	45.1%	13.8%	7.3%	4.8%	-0.9%	3.0%	-17.9%	11.2%	3.4%	4.8%	-5.7%	2.9%
Building Products	$6,864,025	38.8%	23.5%	9.9%	5.6%	0.8%	7.5%	-3.5%	10.2%	6.7%	8.1%	13.4%	17.7%
Home Improvements + Furniture	$9,428,103	43.7%	15.1%	8.2%	3.3%	-0.5%	3.3%	-6.5%	5.5%	2.9%	5.5%	-2.3%	3.2%

(a) Few public Home Improvement retailers exist, thus adjacent sectors were evaluated. Furniture Retailers were selected as the best available proxy. Company selection criterion included: Market capitalization greater than $200 million; primarily retail; primarily brick and mortar; forward revenue and ebitda estimates available; and excludes troubled companies.
(b) Highlighted metrics represent the sector metric closest to Project Home.
(c) Source: Public filings, press releases, TagniFi, Capital IQ.

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IV. Premiums Paid Analysis

Target	Acquirer	Date Closed	Offer Price Per Share	Control Premium (Discount) to Pre-Announcement Share Price at: 1-Day	1-Week	1-Month	2-Month	3-Month	6-Month	1-Year
Ann Inc.	Ascena Retail Group, Inc.	2015-08-21	47.00	21.4%	20.5%	23.3%	12.8%	31.4%	26.1%	17.2%
Belk Inc	Sycamore Partners	2015-12-10	68.00	0.0%	0.0%	0.0%	7.3%	2.9%	33.1%	14.6%
Cabelas Inc.	Bass Pro Shops	2017-09-26	65.50	19.2%	25.4%	33.3%	28.8%	28.8%	34.0%	48.4%
Staples Inc	Sycamore Partners	2017-09-12	10.25	11.9%	18.4%	15.7%	6.3%	18.9%	15.8%	28.1%
West Marine Inc	Monomoy Capital Partners	2019-05-17	12.97	33.7%	34.8%	33.0%	18.9%	36.5%	24.1%	55.5%
Finish Line Inc.	JD Sports Fashion PLC	2018-06-18	13.50	28.0%	31.5%	31.3%	8.3%	-2.3%	32.6%	9.7%
Smart & Final Stores, Inc.	Apollo Global Management, Inc.	2019-06-20	6.50	18.6%	23.3%	29.2%	-1.4%	-0.8%	22.9%	26.2%
Barnes & Noble Inc.	Elliott Management Corporation	2019-08-07	6.50	9.1%	48.1%	26.5%	22.0%	22.2%	-2.4%	15.0%
Tiffany & Co	LVMH Moet Hennessy Louis Vuitton S.E	2021-01-07	135.00	7.6%	7.9%	37.0%	48.6%	63.3%	44.2%	31.9%
Michaels Companies, Inc.	Apollo Global Management, Inc.	2021-04-15	22.00	22.1%	48.0%	43.5%	69.1%	78.4%	95.9%	468.5%
At Home Group Inc.	Hellman & Friedman	2021-07-23	37.00	3.6%	0.7%	-1.9%	23.2%	23.4%	131.5%	389.4%
Chico's FAS, Inc.	Sycamore Partners	2024-01-05	7.60	64.9%	66.3%	46.7%	27.5%	42.1%	40.7%	53.8%
Hibbett Inc.	JD Sports Fashion Plc	2024-07-25	87.50	20.7%	23.6%	20.8%	14.1%	32.7%	86.5%	55.1%
Nordstrom Inc.	El Puerto de Liverpool, S.A.B. de C.V.	2025-05-20	24.25	6.3%	11.0%	15.5%	12.1%	15.2%	42.1%	65.2%
Low				0.0%	0.0%	-1.9%	-1.4%	-2.3%	-2.4%	9.7%
25th Percentile				7.2%	10.3%	15.6%	8.1%	12.1%	23.8%	16.7%
Mean				19.1%	25.7%	25.3%	21.3%	28.1%	44.8%	91.3%
Median				18.9%	23.5%	27.8%	16.5%	26.1%	33.6%	40.2%
75th Percentile				23.6%	38.1%	34.3%	27.8%	37.9%	54.7%	57.9%
High				64.9%	66.3%	46.7%	69.1%	78.4%	131.5%	468.5%

(a) Source: TagniFi, public filings and press releases.
(b) Selection criterion: Retail transactions in the last 10 years; market capitalization greater than $200 million; excludes transactions with premiums in excess of 100%.
(c) This analysis is for reference only.

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25

IV. Benchmarking  -8.0%  Company  -4.9%  -3.1%  -1.3%  -0.5%  0.9%  4.5%  5.0%  ETD  LOW  ARHS  WSM  FND  HD  RH  -1.0%  Company  26  Confidential – Preliminary Draft – 09.11.25 – Subject to Change  0.1%  1.6%  1.5%  2.9%  5.5%  6.4%  10.8%  ETD  LOW  WSM  HD  FND  ARHS  RH  Revenue Growth (2023-2024)  Revenue Growth (2024-2025)  (a) The Company financial quality is lower than its public company peers in size, profitability, and growth. The Company performed last in each of the benchmarking category (other than capital expenditures). Company LTM EBITDA margins were 4.9% approximately 67% lower than the peer median of 15%. Company 3Yr Revenue CAGR of 3.1% is 44% lower than the peer median of 5.5%. Based on these factors a 15% discount was applied to the multiples to arrive at the selected multiples in the Public Companies Analysis. Sufficient data was not available to quantify performance differences in the Transaction Multiples Analysis.

 IV. Benchmarking  3.1%  3.0%  3.5%  3.9%  7.1%  8.1%  10.0%  Company  WSM  LOW  HD  ARHS  FND  RH  ETD  4.9%  26  Confidential – Preliminary Draft – 09.11.25 – Subject to Change  10.7%  11.6%  12.9%  15.1%  15.4%  15.8%  22.8%  Company  ARHS  FND  ETD  LOW  RH  HD  WSM  Revenue Growth (2024-2027p CAGR)  EBITDA Margin (TTM)  NA

 IV. Benchmarking  1.8%  26  Confidential – Preliminary Draft – 09.11.25 – Subject to Change  2.1%  2.3%  2.8%  4.4%  7.1%  8.0%  9.7%  ETD  HD  LOW  WSM  Company  RH  ARHS  FND  Capital Expenditures to Revenue (TTM)